As filed with the Securities and Exchange Commission on May 13, 2008
Registration No. 333-128159

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
DRESSER-RAND GROUP INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-1780492 (I.R.S. Employer Identification No.)

1200 W. Sam Houston Parkway N. Houston, Texas (Address of Principal Executive Offices)	77043 (Zip Code)
Dresser-Rand Group Inc. 2005 Stock Incentive Plan
Dresser-Rand Group Inc. 2005 Directors Stock Incentive Plan
(Full Title of the Plan)
Mark F. Mai
Vice President, General Counsel and Secretary
Dresser-Rand Group Inc.
1200 W. Sam Houston Parkway N.
Houston, Texas 77043
(Name and Address of Agent For Service)
(713) 467-2221
(Telephone Number, Including Area Code, of Agent For Service)
With a copy to:
Michael Collins, Esq.
Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, D.C. 20036-5306
(202) 955-8500

DEREGISTRATION OF SHARES
     This Post-Effective Amendment No. 1 to Form S-8 Registration Statement (the “Amendment”) is filed by Dresser-Rand Group Inc., a Delaware corporation (the “Registrant”) and relates to the Form S-8 registration statement (File No. 333-128159) filed with the Securities and Exchange Commission on September 7, 2005 (the “Registration Statement”) for the Dresser-Rand Group Inc. 2005 Stock Incentive Plan and the Dresser-Rand Group Inc. 2005 Directors Stock Incentive Plan (the “Prior Plans”). In accordance with the undertakings contained in the Registration Statement, the Company is filing this Amendment to deregister 2,160,664 shares of common stock, par value $0.01 per share (the “Common Stock”) previously registered under the Registration Statement that remained available for grant under the Prior Plans as of May 13, 2008. The Prior Plans are being replaced by the Dresser-Rand Group Inc. 2008 Stock Incentive Plan, which became effective on May 13, 2008 and was approved by the Company’s shareholders (the “New Plan”). The Company is concurrently registering the New Plan on a registration statement on Form S-8, and the registration fee paid by the Registrant to register the 2,160,664 shares of Common Stock issuable under the Prior Plans will be carried forward and applied to the registration fee necessary to register shares issuable under the New Plan.
     As of May 13, 2008, 1,634,920 shares of Common Stock remained subject to outstanding awards previously granted under the Prior Plans. The Registration Statement will remain in effect to cover the potential exercise or vesting of such outstanding awards granted under the Prior Plans.

SIGNATURE
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas, on the 13th day of May, 2008.

DRESSER-RAND GROUP INC.

By:	/s/ Vincent R. Volpe, Jr.

Vincent R. Volpe Jr.
President, Chief Executive Officer and Director
     Each of the undersigned, being a director or officer of Dresser-Rand Group Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints Lonnie A. Arnett and Mark F. Mai, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done to the end that such Registration Statement or Registration Statements shall comply with the Securities Act of 1933, as amended, and the applicable Rules and Regulations adopted or issued pursuant thereto, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of his substitutes or resubstitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Vincent R. Volpe, Jr.	President, Chief Executive Officer and Director	May 13, 2008
Vincent R. Volpe Jr.	(Principal Executive Officer)

/s/ Mark E. Baldwin	Executive Vice President and Chief Financial Officer	May 13, 2008
Mark E. Baldwin	(Principal Financial Officer)

/s/ Lonnie A. Arnett	Vice President, Controller and Chief Accounting Officer	May 13, 2008
Lonnie A. Arnett	(Principal Accounting Officer)

	Chairman of the Board of Directors	May 13, 2008
/s/ William E. Macaulay William E. Macaulay
	Director	May 13, 2008
/s/ Rita V. Foley Rita V. Foley

	Director	May 13, 2008
/s/ Joseph C. Winkler Joseph C. Winkler

/s/ Michael L. Underwood Michael L. Underwood	Director	May 13, 2008

	Director	May 13, 2008
/s/ Philip R. Roth Philip R. Roth

	Director	May 13, 2008
/s/ Louis A. Raspino Louis A. Raspino

	Director	May 13, 2008
/s/ Jean-Paul Vettier Jean-Paul Vettier

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